News Release

CONTACT:
U.S. Bancorp Investor Relations	U.S. Bancorp Media Relations
Judith T. Murphy, 612-303-0783	Teri Charest, 612-303-0732
H.D. McCullough, 612-303-0786	Steve Dale, 612-303-0784

U.S. BANCORP ANNOUNCES TENDER OFFER FOR DEBT SECURITIES

MINNEAPOLIS—June 15, 2005—U.S. Bancorp (NYSE: USB) announced today it has begun a tender offer for any and all of the outstanding securities of five different series of debt securities issued by certain affiliates of and predecessors to the Company. The total principal amount outstanding of the securities included in the offer is approximately $941 million. The tender offer consists of a separate offer for each series of securities listed in the table at the end of this release. The Company will conduct each offer in accordance with an Offer to Purchase and accompanying Letter of Transmittal each dated June 15, 2005. Each offer will expire at 5:00 p.m., New York City time, on Friday, June 24, 2005, unless extended or earlier terminated as more fully described in the Offer to Purchase.

“The tender offer is a continuation of the Company’s strategy to opportunistically reduce its long-term financing costs,” declared David M. Moffett, Chief Financial Officer.

The Company is offering to purchase for cash any and all outstanding securities of each series included in the tender offer. For each $1,000 principal amount of securities of a series tendered and accepted for payment, the holders will receive a price calculated in accordance with the Offer to Purchase. That price is intended to result in a yield equal to: (i) the yield to maturity or the earliest redemption date, as the case may be, of the U.S. Treasury reference security specified for that series (as measured at 2:00 p.m., New York City time, on the second business day before the day the offer for that series expires), plus (ii) the fixed spread specified for that series. The table at the end of this release specifies the U.S. Treasury reference security and the fixed spread for each series of securities included in the tender offer.

No offer is conditional upon the successful completion of any other offer. However, each offer is conditioned on satisfaction of the general conditions described in the Offer to Purchase. The offers are not conditioned on a minimum or maximum principal amount of securities being tendered.

The Company will pay the purchase price plus accrued and unpaid interest for any securities it purchases in an offer in same-day funds on the first business day after the date on which that offer expires, or as soon thereafter as practicable.

Tendered securities of any series may be withdrawn prior to, but not after, the expiration time for that series. Under certain circumstances and as more fully described in the Offer to Purchase, the Company may terminate the offer for any series before the applicable expiration time. The Company can give no assurance as to the principal amount of securities of any series that will be tendered and accepted for payment in the tender offer.

Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC are the Dealer Managers for the tender offer. U.S. Bank National Association is the Depositary and MacKenzie Partners, Inc. is the Information Agent. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated June 15, 2005, and the information in this news release is qualified by reference to the Offer to Purchase and related Letter of Transmittal. Persons with questions regarding the offer should contact Bear,

Stearns & Co. Inc. at (877) 696 -2327 or call collect at (212) 272-5112 or Credit Suisse First Boston LLC at (800) 820-1653 or call collect at (212) 538-4807. Requests for any tender offer documents should be directed to MacKenzie Partners, Inc. at (800) 322-2885 or call collect at (212) 929-5500.

Minneapolis-based U.S. Bancorp, with $198 billion in assets, is the 6th largest financial holding company in the United States. The company operates 2,377 banking offices and 4,654 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

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DEBT SECURITIES SUBJECT TO TENDER OFFER

     Subordinated Notes

		Outstanding	Title		UST	Bloomberg	Fixed Spread
		Principal	Of	Maturity	Reference	Reference	(in basis
CUSIP	ISSUER	Amount	Securities	Date	Security	Page	points)
31925EAE6	First Bank National Association[1]	$70,000,000	6.875% Subordinated Notes due 2006	April 1, 2006	1.50% due 3/31/2006	BBT3	10
85508TAA2	Star Bank National Association[2]	$99,993,000	6.625% Subordinated Bank Notes due 2006	December 15, 2006	3.00% due 12/31/2006	BBT4	12.5
587342AF3	Mercantile Bancorporation, Inc.[3]	$171,086,000	7.300% Subordinated Notes due 2007	June 15, 2007	3.50% due 5/31/2007	BBT4	17.5

     Capital Securities

		Outstanding	Title	Earliest	Earliest	UST	Bloomberg	Fixed Spread
		Principal	Of	Redemption	Redemption	Reference	Reference	(in basis
CUSIP	ISSUER	Amount	Securities	Date	Price	Security	Page	points)
313043AC5	FBS Capital I4	$300,000,000	8.09% Capital Securities	November 15, 2006	$1,040.45	3.50% due 11/15/2006	BBT4	35
90329SAC7	U.S. Bancorp Capital I5	$300,000,000	8.27% Capital Securities, Series B	December 15, 2006	$1,041.40	3.00% due 12/31/2006	BBT4	37.5

1	First Bank National Association was renamed U.S. Bank National Association in 1997.

2	Star Bank National Association was renamed Firstar Bank National Association in 1997 and, in turn, renamed U.S. Bank National Association in 2001.

3	Mercantile Bancorporation, Inc. was merged with and into Firstar Corporation in 1999. Firstar Corporation merged into U.S. Bancorp in 2001.

4	FBS Capital I was created by First Bank System, Inc., a predecessor to U.S. Bancorp. FBS Capital I is an affiliate of U.S. Bancorp.

5	U.S. Bancorp Capital I is an affiliate of U.S. Bancorp.